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                                                                    EXHIBIT 24.3
              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
The Board of Directors
RHNB Corporation
We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the proxy statement-prospectus.
Our report dated February 25, 1994, except as to Note 14, which is as of March 24, 1994, contains an explanatory paragraph that states that RHNB Corporation is required to maintain compliance with the provisions of a regulatory agreement entered into in 1991 with the Federal Reserve Bank of Richmond. An inability to comply with the terms of such agreement may subject RHNB Corporation to significant regulatory sanctions. The ability of RHNB Corporation to comply with the regulatory agreements and with administrative actions of the regulatory authorities is dependent upon future events and circumstances. Accordingly, the effects, if any, of the ultimate outcome of this uncertainty on the consolidated financial statements cannot presently be determined.
Our report states that RHNB Corporation adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on December 31, 1993, Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," on January 1, 1993, and Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions," on January 1, 1993.
                                         /s/  KPMG PEAT MARWICK LLP
                                         KPMG PEAT MARWICK LLP

Charlotte, North Carolina
September 21, 1994